Exhibit 10.2

Tenancy-In-Common Agreement

This Tenancy-In-Common Agreement (“Agreement”) is effective as of the 14th day of May, 2017, by and between Roni Kohn (herein referred to as “Trustee”) and Coolisys Technologies Inc. (herein referred to either “Coolisys” or “Beneficiary”) (Trustee and Coolisys each a “Co-Owner, and collectively “Co-Owners”). Reference to dollar amounts herein shall mean United States dollars.

Recitals

Whereas, Coolisys, through its subsidiaries, provides technological solutions to the industrial, medical and defense and aerospace growth markets;

Whereas, Coolisys’ current business is conducted in Europe and it wishes to establish a presence in Israel to oversee its European operations and to expand its business in the hi-tech industry located in Israel;

Whereas, for business reasons, Coolisys, along with Amos Kohn, its current President and Chief Executive Officer (“Kohn”), wished to make an investment in real property located at 14 Sheshet Hayamim Street in Zichron Yaakov, Israel (“Property”) which would serve as a residence/office facility for Coolisys’ business operations and its executive officers and which would be owned twenty eight percent (28%) by Coolisys (“Coolisys Property Interest”) and seventy two (72%) by Kohn (“Kohn Property Interest”) ;

Whereas, to quickly facilitate the purchase of the Property, the Property was initially purchased and recorded in the name of the Trustee with the understanding that Trustee would represent the Kohn Property Interest and Trustee would nominally hold the Coolisys Property Interest until it will be registered with the Israel Land Registry;

Whereas, to document the obliations of Trustee to Beneficiary, Trustee and Beneficiary entered into a Trust Agreement dated the same date hereof which sets forth obigations of Trustee to Beneficiary under the Trust Agreement until the Coolisys Property Interest has been recorded; and

Whereas, the Co-Owners desire that during the period from the date hereof until the Coolisys Property Interest will be recorded with the Israel Land Registry, and thereafter, Trustee and Coolisys agree for the orderly and efficient operation, management, maintenance, and improvement of the Property, the sale or other transfer of any Co-Owner’s interest in the Property, and certain other matters herein set forth.

AGREEMENT

In consideration of the Recitals and of the mutual promises and covenants contained herein, the Co-Owners agree as follows:

1.            Nature of the Tenancy in Common: Tax Status.

1.1     Undivided Percentage Ownership. The Co-Owners recognize that none of them will individually own any particular portion of the Property. Instead, each Co-Owner will own an undivided interest in the entire Property, as tenants in common and based on their respective ownership in the Property as set forth in Exhibit A, each as to an undivided interest therein in the proportions set forth in recorded deeds, executed prior to or subsequent to this Agreement.

1.2      Partnership Not Intended. This Agreement is not intended to create a partnership or joint venture, but to describe the terms and conditions upon which each party shall hold undivided interests in the Property. No party is authorized to act as agent for or on behalf of any other party, to do any act which would be binding on any other party, or to incur any expenditure with respect to the Property except as specifically provided in this Agreement.

2.            Term. This Agreement shall continue until the earliest to occur of (a) termination by written agreement of all of the Co-Owners; (b) the actual conveyance to one Co-Owner of all interests in the Property, (c) the sale or other disposition of the entire Property in accordance with the terms of this Agreement; or (d) October 1, 2027.

3.            Possessory Rights

3.1     Exclusive Use. The Co-Owners agree that Coolisys and its executive officers shall have the exclusive rights to use the Property for Coolisys’ and its affiliates’ business operations.

4.            Defaults and Remedies.

(a) In the event that any Co-Owner fails to perform any monetary or non-monetary obligation under this Agreement, the non-defaulting Co-Owner shall give the defaulting Co-Owner written notice of such default, and if the defaulting Co-Owner does not cure such default within thirty (30) days after receiving such notice, such default shall be deemed a “Default” hereunder.

(b) In the event that Co-Owner fails to pay or fulfill its obligations related to its Property Interest, and there is a default claimed against, or lien or encumberance recorded against, such Co-Owner’s Property Interest, such default, lien or encumbrance shall be deemed a “Default” hereunder.

(c) In the event of a Default, in addition to any and all other rights and remedies that the non-defaulting Co-Owner may have hereunder or at law or in equity, the non-defaulting Co-Owner shall be entitled to: (i) cure such Default and to be reimbursed by the defaulting Co-Owner for any amounts that the non-defaulting Co-Owner expends as a result of the Default (including, without limitation, any amounts advanced by the non-defaulting Co-Owner to cure such Default and any attorneys fees associated with cure of the problem), together with interest on such amounts at the rate of five percent (5%) per annum from the date of such expenditure until repaid (“Advances”); or (ii) place a specific lien against the defaulting Co-Owner's interest in the Property in the above amount as permitted by law. In the event of a refinancing, the non-defaulting Co-Owner shall have the right to reimbursement under subpart (c)(i) of this Section for any Advances before the proceeds of any sale or refinancing are distributed to the Co-Owners.

(d) In the event of a sale of all or substantially all of the Coolisys' assets or any bankruptcy, insolvency, administration, receivership, liquidation or similar proceedings that is initiated with respect to Coolisys and not dismissed within 60 days, Trustee’s right to purchase Coolisys’ Property Interest pursuant to Section 8.1 shall become fully vested.

5.            Encumbrances and Liens. Except with written consent of all Co-Owners, no Co-Owner shall mortgage, pledge, or otherwise encumber her or its interest in the Property or permit any lien (other than a lien for property taxes and assessments that are due and payable but not delinquent) to attach to the Property or such Co-Owner’s interest in the Property. For purposes of this Agreement, a lien includes a mechanics lien. If any lien shall at any time so attach, the Co-Owner responsible therefor shall cause the lien to be discharged within thirty (30) days after notice of the filing thereof at her or its sole expense.

6.            Management of Property.

6.1     Joint Decisions. The Property shall be managed by the Trustee; however, Beneficiary shall approve, and such approval shall not be unreasonably withheld, all major decisions with respect to the long-term management, operation and control of the Beneficiary’s interests in the Property, such as:

(a)     Financing or refinancing of the Property;

(b)     Sale, lease or other transfer of the Property;

(c)     Making any material expenditures or incurring any material obligation in connection with the Property; or

(d)     Any other decision that materially affects the Property.

6.2.     Maintenance and Operations. During the term of this Agreement, Trustee, at its cost, shall be responsible for the maintenance and operations related to the Property, including but not limited to, maintenance and cleaning, utilities, property taxes, insurance, and repairs to the Property. However, those expenses directly related to Coolisys conducting its business shall be paid by Coolisys.

7.            Partition and Receiver.

7.1     No Co-Owner has the right to (i) partition any portion of the Property, (ii) make application to any court or authority for a partition of the Property or for the appointment of a receiver for the Property (iii) commence or prosecute any action or proceeding for a portion of the Property or for the appointment of a receiver for the Property.

8.      Transfer of Interest in the Property.

8.1     Trustee’s Right to Purchase Coolisys’ Property Interest. As a material consideration of Coolisys entering into this Agreement is Kohn’s continued employment, Trustee shall have the right to purchase Coolisys’ Property Interest subject to certain vesting rights as follows:

(i)     effective October 1, 2017, for each completed calendar month of employment of Kohn by Coolisys, Trustee shall have the right to purchase a twenty three and one-third one-thousandths (0.002333) interest of Coolisys’ Property Interest for $1.00. By way of example only, assuming that Kohn is employed by Coolisys for 120 calendar months, Trustee shall have the right to purchase 100% of the Coolisys Property Interest for $120.00. However, such right shall be accelerated to 60 months if Kohn is continuously employed as an officer of the Company.

8.2     Coolisys’ Right to Require Trustee to Purchase Unvested Coolisys’ Property Interest. In the event that Kohn is not employed by Coolisys, within 30 days of notice of non-employment issued by Coolisys, Coolisys shall have the right to demand that Trustee purchase Coolisys’ remaining Property Interest that was not subject to vesting (the Unvested Property Interest) for the fair value market value of such Unvested Property Interest in United States dollars. Trustee and Coolisys will mutally engage a third party appraiser to determine the “fair market value” of the Property. Such purchase of Coolisys’ Unvested Property Interest must be completed within 120 days of the notice of non-employment. Alternativley, to eliminate the cost and time of an appraisal, if Trustee and Coolisys can agree upon a value of the Unvested Property Interest and such value is between 90% and 110% of the Unvested Property Interest the parties can elect to value the Property by mutual agreement. By way of example only, assuming that Kohn is employed by Coolisys for 30 calendar months, Trustee would have the right to purchase 25% of the 28% Coolisys Propertly Interest for $30.00 (30 months x 0.002333 = 7%). Further, if the agreed upon value of the Unvested Property Interest is between 90% and 110% of $225,000 (75% x $300,000), the parties can elect to value the Property by mutual agreement. Coolisys shall have the right to demand the sale of the Property if the purchase of Coolisys Unvested Property Interest is not completed within 120 days of the notice of non-employment. Trustee shall be granted a 60 day extension provided Trustee can demonstrate she is working in good faith to complete the purchase of the Coolisys Unvested Property Interest.

8.3     No Right to Sell Kohn Property Interest. Subject to Section 8.4, Trustee shall have no right to sell the Kohn Property Interest.

8.4     Effective Time of Rights. The rights under Section 8.1 or 8.2 shall become effective, and the prohibition under Section 8.3 shall terminate, upon the earlier of (i) ten years (ii) Kohn is no longer employed by Coolisys or its affilates and (iii) exceleration of vesting.

8.5     Right of Offset. Any amounts due under Trustee’s obligation to purchase Coolisys’ Property Interest under Section 8.2 shall be offset against any amounts due by Coolisys or its affilates to Kohn pursuant to his employment or similar agreement.

8.6     Coolisys undertakes not to sell, lease, sublease, transfer, grant, encumber, change or otherwise effect any other disposition in or in respect to Coolisys’ Property Interest.

8.7     Notwithstanding anything to the contrary, Coolisys will bear all costs and expenses, including without limitation all taxes, CPI linkage differentials and penalty interest, if and to the extent such are levied on Coolisys, Trustee and/or Kohn, in connection with or resulting from the Trust Agreement and/or any transfer of interest in the property to Trustee or Kohn pursuant to the terms of this Agreement.

9.            Damage or Destruction

9.1     Insurance Available. If the Property suffers any damage or destruction that is covered by an insurance policy obtained by the Co-Owners, the Co-Owners agree to use any such proceeds from such insurance policy to repair or replace the Property or, if required by the lender, to pay down or repay the Mortgage. If any insurance proceeds remain after application as provided in the previous sentence, the excess insurance proceeds shall be retained by the Co-Owners in the operating account for the Property.

9.2     No Insurance Available. If the Property suffers any damage or destruction that is not covered by an insurance policy obtained by the Co-Owners, the Co-Owners agree to meet and confer relative to funding any repair or replacement costs needed to repair or replace the damaged or destroyed Property.

10.          General Provisions

10.1      Mediation/Arbitration. The Co-Owners shall exercise prudent business judgment in the management of the Property. If the Co-Owners cannot agree on a prudent course of action to take relative to the Property, either Co-Owner may compel first mediation and if that does not resolve the dispute, binding arbitration before the American Arbitration Association.

10.2     Notices. A notice, document or report permitted or required by this Agreement or by law shall be in writing and deemed received by the person to whom it is given upon either (i) personal delivery (ii) expiration of forty-eight (48) hours after deposit in the United States mail (first-class, registered or certified), postage prepaid and addressed to the person’s current address or, if unavailable, to the last known address of the person to be notified, or (iii) when permitted by law, by electronic transmittal.

10.3     Indemnity. If a Co-Owner becomes subject to any claim, liability, obligation, or loss arising from or related to the willful or negligent act or omission of another Co-Owner, such other Co-Owner fully indemnify him/her from all associated costs and expenses including attorneys fees.

10.4     Amendments. This Agreement is subject to amendment only by a writing that makes reference to this Agreement and is signed by all parties hereto.

10.5     Assignment. Except as otherwise provided herein, no Co-Owner may assign this Agreement, voluntarily or by operation of law, without the other Co-Owners’ prior written consent.

10.6     Attorneys Fees. If a dispute of any type arises, or an action is filed under this Agreement based in contract, tort or equity, or this Agreement gives rise to any other legal proceeding between any of the parties hereto, the prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees, costs and expenses and all other costs not ordinarily recoverable under Code of Civil Procedure §1033.5(b).The terms "attorneys' fees," "costs" and "expenses" shall also include, without limitation, fees and costs incurred in the following proceedings: (1) mediations; (2) arbitrations; (3) bankruptcy proceedings; (4) appeals; (5) post-judgment motions and collection actions; and (6) garnishment, levy and debtor examinations.

10.7     Third Party Beneficiary. This Agreement has been made and is made solely for the benefit of the named Co-Owners and Kohn and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights or remedies under or because of this Agreement on any persons other than the parties to it and Kohn and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

10.8      Governing Law. This Agreement and the obligations of the Co-Owners hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of California.

10.9     Entire Agreement. This Agreement contains the entire agreement between the Co-Owners relative to the operation, maintenance, improvement, and the sale or other transfer of the Property. No modifications or changes herein or hereof shall be binding upon any Co-Owner unless set forth in a document duly executed by, or on behalf of, such Co-Owner.

10.10    Personal Guarantee. Because Kohn will personally benefit from the right under this Agreement, is a resident and citizen of the United States and Coolisys would not otherwise enter into the Trust Agreement and this Agreement with Trustee but for Kohn, Kohn personally guarantees all of the obligations of Trustee under this Agreement as if he were a “Co-Owner”.

10.11    Liability. Neither Trustee nor Kohn shall have or incur any liability for any act or omission in connection with the Trust Agreement or the property except for actions conducted in willful misconduct. Without limitation of the foregoing, in no event shall they be liable for special, indirect of consequential loss or damage of any kind whatsoever (including but not limited to lost profits).

In witness whereof, the parties have executed this Agreement on this 16th day of November 2017.

CooliSys Technologies, Inc.	Trustee

By: /s/ Milton Ault, III	/s/ Roni Kohn
Milton Ault, III	Roni Kohn
Director

The foregoing obligations of Trustee are personally guaranteed by Amos Kohn pursuant to Section 10.10.

/s/ Amos Kohn
Amos Kohn

Exhibit A

Property Ownership Interests

Roni Kohn	72.0%

Coolisys Technologies, Inc.	28.0%

A-1